EXHIBIT 99.1

Media Contacts:
Kimberly Kriger/Wendi Kopsick
Kekst and Company
212-521-4800
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                          FOOTSTAR ANNOUNCES AGREEMENT
                          ----------------------------
               TO SELL GAFFNEY DISTRIBUTION CENTER FOR $15 MILLION
               ---------------------------------------------------


WEST NYACK, NEW YORK, AUGUST 20, 2004 - Footstar, Inc. today announced that it has entered into an agreement to sell its distribution center in Gaffney, South Carolina for approximately $15.1 million. The facility will be acquired by Automated Distribution Systems, L.P., a leading third party distribution and logistics solutions provider. The transaction is subject to certain closing conditions and Bankruptcy Court approval, and is expected to be completed as soon as practicable once Court approval is received following a Court-supervised auction on September 14, 2004.

Footstar wound down its operations at the Gaffney distribution center following the sale of Footstar's athletic footwear business in May 2004. As previously reported on July 22, the Company sold its distribution center in Mira Loma, California and is now outsourcing all of its warehousing and distribution to FMI International LLC, a third-party provider of logistics services.

Dale W. Hilpert, Chairman, President and Chief Executive Officer, said, "The sale of the Gaffney facility is important as we continue repositioning our logistics network and strengthening our operations. We look forward to completing the sale of this facility while we continue developing a plan of reorganization so that we can emerge successfully from Chapter 11 and maximize value for all of our stakeholders."

FOOTSTAR BACKGROUND
Footstar, Inc. is a leading footwear retailer. As of July 31, 2004, the Company operated 2,389 Meldisco licensed footwear departments nationwide in Kmart, Rite Aid and Federated Department Stores. The Company also distributes its own Thom McAn brand of quality leather footwear through Kmart, Wal-Mart and Shoe Zone stores.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "expect," "plan," and other words and terms of similar meaning. Factors that could affect the Company's forward-looking statements include, among other things: changes arising from our Chapter 11 filing; our ability to continue as a going concern; our ability to operate pursuant to the terms of the DIP financing facility; our ability to obtain Bankruptcy Court approval and any other required approvals with respect to motions in the Chapter 11 proceeding prosecuted by us from time to time including with respect to the sale of the Gaffney Distribution Center, our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining Bankruptcy Court approval to terminate or shorten the exclusivity period that we have to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the Chapter 11 cases to Chapter 7 cases; our ability to obtain and maintain normal terms with services providers and vendors, and our ability to maintain contracts that are critical to our operations; adverse developments relating to the restatement; the audit of the restatement adjustments for fiscal years 1997 through 2001; the audit of 2002 and the review of the first three quarters of fiscal year 2003 by KPMG; negative reactions from the Company's stockholders, creditors or vendors to the results of the investigation and restatement or the delay in providing financial information caused by the investigation and restatement; the impact and result of any litigation (including private litigation; any action by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company or the financial statement restatement process; additional delays in completing the restatement or the amendment of previously filed reports or the filing of reports at the Securities and Exchange Commission; the Company's ability to manage its operations during and after the financial statement restatement process; the results of the Company's exploration of strategic alternatives; the Company's ability to successfully implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the continued effect of Kmart store closings on Meldisco; higher than anticipated employee levels, capital expenditures and operating expenses, including the Company's ability to reduce overhead and rationalize assets, both generally and with respect to changes being implemented to address the results of the investigation and the restatement; adverse results on the Company's business relating to increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; any adverse developments in existing commercial disputes or legal proceedings; volatility of the Company's stock price; and intense competition in the markets in which the Company competes. Additionally, due to material uncertainties, it is not possible to predict the length of time we will operate under Chapter 11 protection, the outcome of the proceeding in general, whether we will continue to operate under our current organizational structure, or the effect of the proceeding on our businesses and the interests of various creditors and security holders.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company has no control or influence, and should not be viewed as providing any assurance regarding the Company's future performance. Actual results and performance may differ from the Company's current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company's business, financial condition, results of operations, liquidity or prospects. Additionally, the Company is not obligated to make public indication of changes in its forward-looking statements unless required under applicable disclosure rules and regulations.

                                      # # #